CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-51327) and related Prospectus of Chaparral Resources, Inc. for the registration of 24,605,450 shares of its common stock and to the incorporation by reference therein of our report dated March 13, 1998, (except for Note 7, as to which the date is March 31, 1998), with respect to the consolidated financial statements of Chaparral Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                      Ernst & Young LLP

Houston, Texas
September 18, 1998